EXHIBIT 99.1

Date:	February 16, 2021

Contact:	Jeffrey W. Farrar, Chief Operating and Financial Officer
434-773-2274
farrarj@amnb.com

Traded:	Nasdaq Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES Inc. DECLARES Quarterly Dividend

Danville, VA – American National Bankshares Inc. (NASDAQ: AMNB), parent company of American National Bank and Trust Company, announced its Board of Directors has declared a quarterly cash dividend of $0.27 per common share, payable March 19, 2021 to shareholders of record March 5, 2021.

The dividend amount is the same as the prior quarter’s dividend and based on the stock’s closing price of $29.43 on February 12, 2021, represents a dividend yield of approximately 3.7%.

About American National

American National is a multi-state bank holding company with total assets of approximately $3.1 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $976 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about American National and American National Bank is available on American National’s website at www.amnb.com.